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Exhibit 99.2

September 18, 2002

Dear Valued Stockholder:

On September 17, 2002, Old Second Bancorp's Board of Directors approved a Stockholders' Rights Plan ("SRP").

An SRP is a mechanism used by many publicly held companies to better position their stockholders to realize the long-term value of their investment. In addition, SRP's better equip boards of directors to deal appropriately with abusive or coercive tactics that could adversely affect a company and its stockholders.

An SRP achieves these purposes by making it financially unattractive for a person to acquire a large stake in a company or make a tender offer for its stock without first convincing its board of directors that such action is in the best interests of the company and its stockholders.

The Company's SRP provides, in general, that if a person acquires 15% or larger stake in the Company or makes a tender offer without the approval of the Board of Directors, all other stockholders will then become entitled to buy a certain additional amount of Company stock for half price.

There are several things that you should keep in mind about our SRP:

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  A "Right" will automatically attach to each share of common stock that you own of record as of September 27, 2002.

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  Your ownership of a "Right" is automatic and you do not need to complete any forms or contact us to become the owner of a Right.

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  Separate Rights Certificates will not be issued at this time, so you will not be receiving any certificates. In October, we will provide you with a detailed summary of the SRP and this summary will represent the Rights attached to your shares.

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  After the record date, if you sell a share of stock, the Right associated with that share will automatically be transferred to the purchaser of the share.

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  The Rights will have no economic value because, among other things, they cannot be exercised unless and until a person acquires a 15% or larger stake in, or makes a tender offer for, the Company.

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  The Company may, under a variety of circumstances, terminate the SRP by redeeming (i.e. purchasing) your rights for one-cent each.

You should also know that your Board of Directors adopted the SRP in the ordinary course of business, and not in response to any specific event or circumstances. Like the hundreds of publicly held companies that have adopted SRP's, the Company's Board simply concluded that it should have at its disposal the most effective tools available to preserve and enhance the value of your stock in the Company.

Continued good wishes,

/s/ JAMES BENSON James Benson Chairman	/s/ WILLIAM SKOGLUND William Skoglund President and CEO

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  Exhibit 99.2